EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-174969, 333-181480, 333-185722, 333-188522 and 333-188523) and on Form S-3 (File No. 333-173896) of PostRock Energy Corporation of our report dated March 27, 2014, with respect to the consolidated financial statements of PostRock Energy Corporation and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, which appears in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ UHY LLP

Houston, Texas

March 27, 2014